UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

ZYNGA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35375	42-1733483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Eighth Street San Francisco, CA 94103		94103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 449-9642

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of Small Giant Games

On December 20, 2018, Zynga Inc., a Delaware corporation (“Zynga” or the “Company”), entered into a Share Sale and Purchase Agreement (the “Agreement”) with the shareholders and option holders (collectively, the “Sellers”) of Small Giant Games Oy, a Finnish company (“Small Giant”), pursuant to which Zynga will acquire (i) at closing, 80% of all issued and outstanding share capital (including all rights to acquire share capital) of Small Giant (the “Shares”) in exchange for consideration of $560 million of which (a) $330 million will be payable in cash (the “Closing Cash Consideration”) and (b) the remaining $230 million will be satisfied by the issue of 63,794,746 shares (the “Zynga Stock Consideration”) of Class A common stock of Zynga (the “Zynga Stock”), based on the average closing price of the Zynga Stock during the 30 trading days immediately preceding the date of the Agreement, subject to adjustments as set forth within the Agreement, and (ii) the remaining 20% of the Shares for additional cash consideration during each of the three years following the closing (the “Step-In Period”) payable annually based upon the achievement of specified profitability metrics by Small Giant, as set forth within the Agreement. Following the end of the Step-In Period, Small Giant will be a direct, wholly-owned subsidiary of Zynga.

The Closing Cash Consideration will be increased by the amount of the Small Giant’s unrestricted cash and cash equivalents and accounts receivable and decreased by accounts payable (including unpaid transaction expenses), specified change of control fees and outstanding indebtedness.

The closing is expected to occur on January 2, 2019, subject to satisfaction or waiver of specified conditions.

The Agreement is governed by the laws of Finland. The Agreement provides investors with information regarding its terms. The terms and information in the Agreement should not be relied on as factual disclosure about the Company or Small Giant without consideration of the periodic and current reports and other statements that the Company files with the Securities and Exchange Commission. The terms of the Agreement govern the contractual rights and relationships, and allocate risks, among the parties thereto in relation to the transaction. In particular, the Agreement contains customary warranties of each of Zynga and the Sellers. The warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement, and such warranties should not be relied on by any other person. In addition, such warranties (1) have been qualified by a disclosure letter from the Sellers, (2) are subject to the materiality standards set forth in the Agreement, which may differ from what may be viewed as material by investors, (3) in certain cases, were made as of a specific date, and (4) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the warranties may change after the date of the execution of the Agreement. The Company does not undertake any obligation to publicly release any revisions to these warranties, except as required under U.S. federal or other applicable securities laws.

Pursuant to the Agreement, the Sellers have agreed to indemnify Zynga for losses related to specified matters, including, among other things, breaches or inaccuracies of warranties of the Sellers contained in the Agreement, specified tax matters, and for other customary matters. As security for such indemnification obligations, $30 million of the Closing Cash Consideration otherwise payable to the Sellers has been deposited into an escrow fund.

The Agreement may be terminated upon material breach of certain provisions in the Agreement or if the closing has not occurred by March 31, 2019.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Revolving Credit Facility

On December 20, 2018, the Company entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, certain subsidiaries of the Company, as subsidiary guarantors, and Bank of America, N.A., as lender.  The Credit Agreement provides for a three-year secured revolving loan facility in an aggregate principal amount of up to $200 million.  The revolving loans available under the revolving loan facility were undrawn on the date hereof.  The proceeds of the revolving loans may be used for general corporate purposes.

At the Company’s option, revolving loans accrue interest at a per annum rate based on either (i) the base rate plus a margin ranging from 0.50% to 1.00%, determined based on the Company’s consolidated leverage ratio or (ii) the LIBOR rate (for interested periods of 1, 2, 3 or 6 months) plus a margin ranging from 1.50% to 2.00%, determined based on the Company’s consolidated leverage ratio.  The base rate is defined as the highest of (i) the federal funds rate, plus 0.50%, (ii) Bank of America, N.A.’s prime rate and (iii) the LIBOR rate for a 1-month interest period plus 1.00%.  The Company is also obligated to pay other customary closing fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow funds under the revolving loan facility until the third anniversary of the closing date, at which time the revolving loan facility will terminate, and all outstanding revolving loans, together with all accrued and unpaid interest, must be repaid.  The aggregate revolving loan facility commitments shall be reduced to $150 million upon the earlier of (i) a sale of the Company’s corporate headquarters and (ii) the first anniversary of the closing date, unless, within 90 days after such anniversary, the Company mortgages its corporate headquarters as collateral to secure the revolving loan facility.

The Company’s obligations under the Credit Agreement are required to be guaranteed by certain of its domestic subsidiaries meeting materiality thresholds set forth in the Credit Agreement.  Such obligations, including the guaranties, are secured by substantially all of the personal property of the Company and the Company’s subsidiary guarantors.  As of the closing date, the only subsidiary guarantor was Big Dog Holdings LLC.

The Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its restricted subsidiaries to, among other things, incur debt, grant liens, undergo certain fundamental changes, make investments, make certain restricted payments, dispose of assets, enter into transactions with affiliates, and enter into burdensome agreements, in each case, subject to limitations and exceptions set forth in the Credit Agreement.  The Company is also required to maintain compliance with a consolidated leverage ratio, a consolidated interest coverage ratio, and a liquidity covenant, in each case, determined in accordance with the terms of the Credit Agreement.

The Credit Agreement also contains customary events of default that include, among other things, certain payment defaults, cross defaults to other indebtedness, inaccuracy of representations and warranties, covenant defaults, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. If an event of default exists, the lender may require immediate payment of all obligations under the Credit Agreement and may exercise certain other rights and remedies provided for under the Credit Agreement, the other loan documents and applicable law.  Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the subheading “Revolving Credit Facility” is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the subheading “Acquisition of Small Giant Games” is hereby incorporated into this Item 3.02. In accordance with the Agreement, a portion of the consideration to be delivered to the Sellers at closing consists of the Zynga Stock Consideration. The Zynga Stock Consideration will be issued pursuant to exemptions from registration provided by Section 4(a)(2) and/or Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.01. Regulation FD Disclosure.

On December 20, 2018, Zynga issued a press release announcing the planned acquisition of Small Giant and providing updated financial guidance for its fourth quarter 2018. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated herein by reference. The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1+

Share Sale and Purchase Agreement relating to the sale and purchase of all issued and outstanding shares and other equity securities of Small Giant Games Oy between those persons listed in Schedule 1 as Sellers and Zynga Inc. as Purchaser

10.1	Credit Agreement, dated as of December 20, 2018, by and among Zynga Inc., as borrower, certain subsidiaries of Zynga Inc., as guarantor subsidiaries, and Bank of America, N.A., as lender.
99.1	Press Release, dated December 20, 2018
+	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZYNGA INC.

Date: December 20, 2018	By:	/s/ Phuong Y. Phillips
Phuong Y. Phillips
Chief Legal Officer